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The following is a script for the earnings call that occurred on October 29, 2014, and also a transcript of the Q & A session which concluded the call.

Earnings Conference Call Notes
Third Quarter 2014
Wednesday, October 29, 2014
8:30 a.m. Central time (9:30 a.m. Eastern time)

Robbyn Cooper
Manager, Investor & Public Relations
Good morning and welcome to Cleco Corporation’s 2014 third-quarter earnings call. You can access this call and slide presentation live via the Internet from Cleco’s website at www.cleco.com/investors. Telephone and Internet replays can be accessed through our website. The dial-in number for the telephone replay is (888) 843-7419 if in the U.S., or (630) 652-3042 if outside the U.S. The conference ID is 365 18 747.

With me on the call today is Bruce Williamson - chairman, president and chief executive officer of Cleco Corporation, and Tom Miller - senior vice president, chief financial officer and treasurer, along with other members of Cleco management. Before we begin, please keep in mind that during the conference call, we will make some forward-looking statements. These statements are subject to many risks and uncertainties. Actual results may differ materially from those contemplated in our forward-looking statements.

Please refer to our cautionary note regarding forward-looking statements and risk factors in various reports filed with the U.S. Securities and Exchange Commission, including our 2013 Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, please note that the date of this conference call is October 29, 2014, and any forward-looking statements that we make today are based on assumptions as of this date.

With that, I will turn the call over to Bruce.

Bruce Williamson
Chairman, President & CEO

Introduction
Thanks, Robbyn. Good morning and thank you for joining us. This morning we will review our 2014 third-quarter and year-to-date results. Let’s start with the agenda for today’s call, which is on slide 3 of our presentation for those of you following along via the webcast. I’ll begin today’s call with some opening remarks related to the recently-announced merger transaction. After this, I will address our 2015 earnings guidance and recap our third-quarter earnings. Tom will then provide more details on earnings drivers. I will wrap up the call with a discussion of our near-term strategic objectives, and then we’ll move to Q&A.

Please turn to slide 4.

Merger Transaction

I would like to start this morning by addressing the announcement we made last week regarding our agreement to be acquired by a group of North American-based, long-term infrastructure investors. The group is led by Macquarie Infrastructure and Real Assets and British Columbia Investment Management Corporation and also includes John Hancock Financial and other investors.

These investors have proven track records with companies like Cleco, continuing to drive growth and success for the long term. In collaborating with this investor group, we believe we’ve found partners who share our vision for the future of the company, and who will respect the values and traditions of our long-standing relationships with the communities we serve. In short, Cleco will remain a Louisiana-based company, with local operations and local management.

Under the terms of the agreement, the investor group will acquire Cleco for $55.37 per share in cash.
The transaction price represents an approximate 15% premium to the company’s closing stock price on October 17th, the last trading day prior to the announcement of the agreement. The agreement values the company at approximately $4.7 billion, including $1.3 billion of debt currently outstanding.

We are very pleased with this agreement and the value it provides to Cleco’s stakeholders.

•
For our public shareholders, this transaction is the culmination of a robust four-month process that we believe maximizes the value of their shares yielding a total shareholder return of around 90 percent - which includes the transaction premium - since the beginning of 2011. We believe that the combination of price and the regulatory commitments contained in this agreement are in the best interests of our shareholders, providing a premium valuation and return on investment.

•
For our customers, there will be no changes in their rates or how we serve them. Customers will continue to receive reliable power and prompt customer service from the same Cleco workers who have assisted them in the past.

•
For our employees, retirees and the communities we serve, we expect this transition to be seamless. Our new partners have made broad and comprehensive commitments to preserving the company’s employment levels, employee pay and benefits, retiree benefits, customer service levels, and our long-standing community and economic development initiatives.

Recently, regulators from the state have indicated points of interest that must be considered as we work through the approval process. Throughout the strategic review process, we worked hard to structure a transaction that met or exceeded the Louisiana Public Service Commission’s desire to protect our local presence and ensure Cleco will remain Cleco in the Louisiana market. Slide 5 shows the proposed regulatory commitments and as you can see they are quite comprehensive.

This partnership is about preserving Cleco’s heritage and securing the company’s future. The financial structure of the company after closing will reflect that and it is expected that Cleco Power will maintain an investment-grade rating. With regard to the management of the company, upon closing, Cleco expects to establish a new board and will maintain much of its leadership. For me personally, this will be a natural time to make a transition.

We have accomplished a lot at Cleco in the last three-and-a-half years. The company has achieved solid returns, and our strong and consistent performance has allowed us to invest in our growth. Our partners understand the value that the company brings to the region, and they are committed to Cleco’s strategy as a safe, reliable electricity provider positioned to meet Louisiana’s long-term power needs.

We are pleased with this agreement, and hope you will share in our enthusiasm as we hit the road to meet with our institutional investors starting next week and attend the EEI financial conference the following week.

2015 Earnings Guidance

Moving on, I will now turn to slide 6 to discuss our 2015 earnings guidance. Yesterday in our earnings release, we announced that Cleco is initiating 2015 consolidated operational earnings guidance in the range of $2.28 to $2.38 per diluted share. This range reflects a full year of operation under our new formula rate plan extension, which largely swept prior years’ expense reduction efforts into rates for our retail customers.

The 2015 earnings guidance is based on normal weather, assumes an effective tax rate of approximately 36 percent, and excludes adjustments related to life insurance policies and merger transaction costs. Cleco will continue to operate in the ordinary course of business until the transaction with our partners closes, which we expect to be in 2015. Prior to closing, Cleco’s ability to make investments, including share buybacks and tax-based investments, without the consent of the investor group is generally limited to the ordinary course of business.

In the last few years, the company has experienced unprecedented growth, increasing rate base 2½ times by adding generation and transmission assets. We continue to see strong possibilities for future growth; however, these are longer term options that will take some time to develop.

Capital Expenditure Forecast

At the bottom of slide 6, you will see our capital expenditure plan for 2015 as well as the 2016-2019 planning period. The preliminary capital spending plan for 2015 is approximately $157 million. Of that amount, approximately $23 million is related to transmission projects, including the Layfield/Messick project.

From 2016-2019, our maintenance and routine capital spend averages approximately $132 million per year, which keeps rate base whole relative to depreciation. Consistent with the current rate plan, we expect to finance the capital additions to rate base moving toward a capital structure of 51 percent equity and 49 percent debt at Cleco Power.

Earnings Recap

Moving to slide 7, I will now recap our third-quarter and year-to-date earnings. We produced a strong quarter and reported operational earnings of $1.17 per share. This compares with operational earnings of $1.09 per share for the third-quarter of 2013. Positive drivers for the quarter include a favorable multi-year settlement with taxing authorities and higher revenues from the start of our contract with the Dixie Electric Membership Corporation, which began on April 1st. These were partially offset by lower retail customer sales usage, milder summer weather, and the impact of the customer refund associated with our new formula rate plan extension that began July 2014.

Year-to-date, we’ve produced operational earnings of $2.16 per share, up 3-cents per share compared to this time last year.

To discuss third-quarter earnings in more detail, I will turn the call over to Tom.

Tom Miller
Senior Vice President, Chief Financial Officer & Treasurer

Financial Review
Thanks Bruce and good morning everyone. Please turn to slide 8 for a review of our third-quarter operational results.

Third Quarter

GAAP and operational earnings were both $1.17 per diluted share for the third quarter of 2014 - an increase of 8-cents per share compared to the third quarter of 2013.

Looking from left to right on the Operational Earnings Reconciliation chart, Cleco Power’s non-fuel base revenue was down 4-cents per share from this time last year.

•	Higher revenues from a new wholesale customer increased earnings by 10-cents per share,

•	Higher unbilled revenues increased earnings by 5-cents per share, and

•	The absence of customer refunds related to construction financing costs for Madison Unit 3 increased earnings by 2-cents per share.

These increases were offset by:

•	Lower retail customer sales associated with lower usage and milder summer weather decreased earnings by 12-cents per share, and

•	The July 2014 formula rate plan extension decreased revenue by 9-cents per share.

Other expenses decreased earnings by 5-cents per share primarily due to:

•	9-cents per share from the absence of the recovery of capacity expense related to the Coughlin tolling agreement,

•	3-cents per share of higher miscellaneous expenses, and

•	2-cents per share related to higher capacity costs associated with wholesale contracts.

These decreases were partially offset by:

•	5-cents per share of lower taxes other than income primarily related to a favorable settlement with taxing authorities, and

•	4-cents per share related to lower depreciation and amortization expense.

Interest expense was lower and increased earnings by 6-cents per share due to favorable settlements with taxing authorities.

AFUDC decreased earnings by 1-cent per share primarily due to the completion of MATS capital spend related to one of the power plants.

And finally, lower income taxes increased earnings by 12-cents per share primarily due to:

•	14-cents per share related to favorable settlements with taxing authorities.

This decrease was partially offset by:

•	2-cents per share of higher miscellaneous tax items.

Now please turn to slide 9 for a review of year-to-date results.

Year-to-date

GAAP earnings were $2.20 per diluted share for the first nine months of 2014 - a decrease of 3-cents per share compared to the same period last year. Operational earnings were $2.16 per diluted share for the first nine months of 2014 - an increase of 3-cents per share compared to the first nine months of 2013. These amounts exclude non-operational items associated with the Acadia Unit 2 indemnifications and life insurance policies.

Again, looking from left to right on the Operational Earnings Reconciliation chart, Cleco Power’s non-fuel base revenue was up 17-cents per share from this time last year.

•	Higher revenues from residential and commercial growth, wholesale business growth - including the contract with DEMCO, and colder winter weather increased earnings by 29-cents per share.

•	The absence of customer refunds related to construction financing costs for Madison Unit 3 increased earnings by 5-cents per share.

•	Higher unbilled revenues also increased earnings by 5-cents per share.

•
The effect of the FRP rate adjustment beginning July 2013 for the first six months and lower revenue associated with the new formula rate plan extension beginning July 2014 increased earnings by 1-cent per share.

These increases were offset by:

•	23-cents per share related to the one-time customer refund as part of the formula rate plan extension. Customers received that refund in September.

Other revenue increased earnings by 3-cents per share primarily due to:

•	2-cents per share of higher transmission revenue as a result of joining MISO, and

•	1-cent per share of higher miscellaneous revenue.

Other expenses decreased earnings by 39-cents per share primarily due to:

•	15-cents per share related to higher planned outages at our generation facilities,

•	15-cents per share from the absence of the recovery of capacity expense related to the Coughlin tolling agreement,

•	7-cents per share related to higher depreciation and amortization expense,

•	3-cents per share related to higher capacity costs associated with wholesale contracts, and

•	2-cents per share of higher miscellaneous expenses.

These were partially offset by:

•	2-cents per share of lower taxes other than income primarily related to a favorable settlement with taxing authorities, and

•	1-cent per share related to a lower loss on disposal of assets related to the Coughlin outage.

Interest expense was lower and increased earnings by 8-cents per share primarily due to:

•	6-cents per share due to favorable settlements with taxing authorities, and

•	2-cents per share of other miscellaneous charges.

AFUDC increased earnings by 2-cents per share primarily due to increased MATS capital spend.

And finally, lower income taxes increased earnings by 12-cents per share primarily due to:

•	18-cents per share of lower taxes due to favorable settlements with taxing authorities.

This decrease was partially offset by:

•	6-cents per share primarily due to lower tax credits.

With that, I’ll now turn the call back over to Bruce for his closing remarks.

Bruce Williamson
Chairman, President & CEO

Thanks Tom. Before going into Q&A, I want to take a few minutes to address our near-term strategic objectives. Our management team will then join me in answering your questions.

Please turn with me to slide 10.

Near-Term Strategic Objectives

In the months ahead, we will be working through the approval process in order to complete the strategic transaction. The transaction remains subject to shareholder and regulatory approvals, and is expected to close in the second half of 2015.

During this time, we will continue to focus on day-to-day operations and completing our jobs safely. We also will pursue investment opportunities by targeting transmission projects and retail and wholesale additions.

We believe this transaction is an exciting opportunity for our company and all of Cleco’s stakeholders.
Cleco’s board and management worked together to structure this transaction to not only deliver a premium valuation to our shareholders, but to also ensure that Cleco will continue to be locally managed and locally operated. We feel this is a win/win for everyone.

At this time, we will open the call for questions.

Bruce Williamson
Chairman, President & CEO

Thank you for your questions this morning. For our investors, members of our management team will be in the Northeast, Midwest and West Coast areas during the first week of November. If you would like to schedule a meeting with us, please contact our investor relations team.

Also, I want to remind our investors that management will be attending the EEI financial conference in Dallas from November 11th to the 13th. Looking ahead, on December 9th, we plan on attending the KeyBanc Utilities conference and on December 10th, the Wells Fargo Energy conference, both in New York. I look forward to seeing many of you over the remainder of the year, and would like to thank you for your continued interest in Cleco.

QUARTERLY EARNINGS CALL
OCTOBER 29, 2014
Q&A SESSION

BY MR. WILLIAMSON:
At this time, we'll open the call for questions.

BY MR. PAUL RIDZON - Key Banc

Q.	Good morning. How are you?

BY MR. WILLIAMSON:

A.	Good. Hey, Paul.

BY MR. RIDZON:

Q.	The tax settlement -- I think it was eighteen cents year-to-date -- how much of that is related to 2014 issues and how much could be prior periods?

BY MR. MILLER:

A.	Most of these were closing out our tax years from...

BY MR. WILLIAMSON:

A.	As long ago as 2000.

BY MR. MILLER:

A.	...2001 through 2010, and so these are all historical tax periods except, except for one that was from last year.

BY MR. WILLIAMSON:

A.	Basically cleaned up our audit, our audit situation, Paul, to bring it -- I wouldn't say bring it current, bring it to darn near current.

BY MR. PAUL RIDZON:

Q.	Great. Great. So that's -- this is kind of the things you alluded to in the second quarter call when you didn't distribute the twenty-three cent refund out of ongoing earnings?

BY MR. WILLIAMSON:

A.
Yeah. In effect -- yeah. In effect think of it as the regulatory item on the second quarter call was a one-timer or a, you know, an individual's, you know, charge, and this is an individual -- what does, what does Darren usually call them...

BY MR. MILLER:

A.	Good guys.

BY MR. WILLIAMSON:

A.	...good guys and bad guys. We had -- the second quarter we had a bad guy and this quarter we have a good guy.

BY MR. PAUL RIDZON:

Q.	So this is how you reaffirm your values for the year?

BY MR. WILLIAMSON:

A.	Yeah.

BY MR. PAUL RIDZON:

Q.	And then lastly, what have you seen in the press as far as potential provision cost security after you announced the deal?

BY MR. WILLIAMSON:

A.	Repeat that. You broke up after press.

BY MR. PAUL RIDZON:

Q.	Has there been any press commentary from the Commission regarding the deal?

BY MR. WILLIAMSON:

Q.
There has been. I mean I think it has generally been constructive. Darren and the team went out and met with all of the commissioners over the weekend prior to announcement, so they were up to speed. I think it was well received. Obviously we have to do a lot of work in terms of our regulatory filings and process around that. We'll be doing that, and they'll be -- you know, we'll being doing our jobs, they'll being doing their jobs, and we expect it to be well received.

BY MR. PAUL RIDZON:

Q.	Okay. Thank you very much.

BY MR. WILLIAMSON:

A.	Okay.

BY MR. BRIAN RUSSO - Ladenburg Thalmann

Q.	Hey. Good morning.

BY MR. WILLIAMSON:

A.	Hey, Brian.

BY MR. BRIAN RUSSO:

Q.	Just any thoughts on the timing of the merger application filing with the LPSC?

BY MR. WILLIAMSON:

A.	Before the end of the year or early in January.

BY MR. OLAGUES:

Q.
Yeah. Yeah, we're working on it. The actions that have been taken to date is that the Commission has issued RFPs for the consultants, that they're going to, you know, seek to aid them in their evaluation of the deal. It's probably on a time line to receive the RFPs and pick the consultants at the December B&E. That's sort of a critical point in the, in the process before they could even look at application data. So, you know, we're cognizant of that. We're working on it, and we'll get to it as soon as we can. We'll get it out as soon as we can.

BY MR. BRIAN RUSSO:

Q.
Okay. And, Bruce, you mentioned earlier and in the slides that the, the merger announcement was the result of a quote, unquote "robust four month process". Is there any way you can kind of give us a little bit more, you know, insight into the process itself, you know, the level of interest both from financial and strategic buyers or just any, any color would be great?

BY MR. WILLIAMSON:

A.	We'll be filing the proxy before the end of the year. I'm sure that will provide ample opportunity ready for bedtime reading for you, Brian.

BY MR. BRIAN RUSSO:

Q.	I look forward to it. Thanks.

BY MR. WILLIAMSON:

A.	Okay.

BY MR. BRIAN RUSSO:

Q.
Just -- so the tax benefit which is partially offsetting the twenty-three cent one-time refund, was that all captured in the third quarter or are there going to be other, you know, levers in the fourth quarter outside of just kind of the operational drivers to offset that?

BY MR. MILLER:

A.	Brian, we, we reached a settlement with the State. So those issues we feel are put to bed.

BY MR. BRIAN RIDZON:

Q.	Okay. So it's...

BY MR. MILLER:

A.	And it was all in the third quarter, yes.

BY MR. BRIAN RIDZON:

Q.	Oh, okay, all in the third quarter. Great. And I just want to clarify the 2015 guidance. That's, you know, targeting a ten percent ROE?

BY MR. OLAGUES:

A.	Well, that certainly provided the baseline, you know, of it.

BY MR. BRIAN RUSSO:

Q.	Okay. And then lastly, could you just talk about the LPSC, you know, review standard? Is this a no-harm state or net benefit?

BY MR. WILLIAMSON:

A.	Go ahead, Darren.

BY MR. OLAGUES:

A.
It's a no harm-state. You know, they have this eighteen -- they have a, you know, an order that outlines sort of eighteen points that you may have heard described in prior discussions with the Commission, public comments that they've made. You know, we think, we think that the transaction that we put forth -- to go back to what Bruce said and that we articulated to the Commission prior to announcing the deal -- you know, tries to really get at those eighteen points. But it is a -- you know, technically it's a, it's a no-harm state, not a net benefit state.

BY MR. BRIAN RUSSO:

Q.	Okay. Great. Thank you very much.

BY MR. WILLIAMSON:

A.	Okay. Thanks, Brian. See you next week.

BY MR. MICHAEL LAPIDES - Goldman Sachs

Q.
Hey, guys, easy, easy question. When I look at your Cap Ex guidance that you're giving today through 2019 and then compare that to the, the Cap Ex guidance you gave at the end of last year for a four or five year period, what are the biggest changes. I mean just it's a decent uptick on a percentage basis and just want to know what the buckets are.

BY MR. MILLER:

A.
We have a lot more clarity around the, the environmental spend and we've added -- we talked about Messick. As a -- as a project for transmission, we have another couple of projects that we feel are far enough advanced that we can put those in our capital forecast.

A.	I...

BY MR. WILLIAMSON:

A.	Go ahead, Darren.

BY MR. OLAGUES:

A.
Yeah. Mike, I would just add that, you know, our overall rate base is higher, which, therefore, is providing a higher baseline depreciation run rate. So that, that's also sort of feeding into, you know, just an overall higher Cap Ex level.

BY MR. MICHAEL LAPIDES:

Q.
Okay. Are y'all saying -- and I'm trying to think about it not just from Cleco, but just Louisiana as a state in general. Do you expect to see a significant uptick in transmission Cap Ex statewide as many of the utilities moved into the MISO?

BY MR. WILLIAMSON:

A.
You know, Michael, as we've talked before, I mean I still think that this is a year of transition as we move to operating in MISO. There is the potential for more transmission, but I think it's longer term in nature. We focused more on the more regional of reliability projects like the Layfield/Messick transmission project. Large scale transmission to interconnect MISO north and south is going to be over a much longer multi-year period of time and I think there's a lot more uncertainty around that, but intrinsically it should take place.

BY MR. MICHAEL LAPIDES:

Q.	Got it. Okay. Thanks guys. Much appreciated.

BY MR. WILLIAMSON:

A.	Thanks, Michael.

BY MR. WILLIAMSON:
Okay. Well, hearing none -- wait, somebody just popped in.

BY MR. ANDY LEVI - Avon Capital

Q.	Hey, it's Andy Levy.

BY MR. WILLIAMSON:

A.	Hey, Andy.

BY MR. ANDY LEVY:

Q.	Just one question, guys. How are you doing?

BY MR. WILLIAMSON:

A.	Good.

BY MR. ANDY LEVY:

Q.	And I jumped on late, so I apologize if you answered this already. How long is the merger process? How long should it take from beginning to end?

BY MR. WILLIAMSON:

A.	We expect it to close in the second half of 2015. That's -- that's as fine as we've put a, put a point on it for right now.

BY MR. ANDY LEVY:

Q.	And there's no statutory time frame in Louisiana?

BY MR. WILLIAMSON:

A.	No.

BY MR. ANDY LEVY:

Q.	You know, time you make a filing to time that they need to decide?

BY MR. WILLIAMSON:

A.
No, but we think that the overall transaction was well received, so as Darren covered on one of the earlier questions, they have gone ahead and issued the RFP for the consultants and we expect regulatory filings in early 2015 and then the process will move forward from there. So, you know, a second half 2015 is a good, is a good, good measurement for right now.

BY MR. ANDY LEVY:

Q.	Okay. Got it.

BY MR. WILLIAMSON:

A.	Okay?

BY MR. ANDY LEVY:

Q.	That's all I have. Thank you.

BY MR. WILLIAMSON:

A.	Thanks, Andy.

BY MR. WILLIAMSON:
Okay. Thank you for your questions this morning. For our investors, members of our management team will be in the Northeast, Midwest and West Coast areas during the first week of November, next week, and so if you would like to schedule a meeting with one of us, please contact our investor relations team. I would also remind our investors that we will be attending the EEI Financial Conference in Dallas from November 11th through the 13th. Then looking ahead, around December 9th we plan on attending the Key Bank Conference, and December 10th, the Wells Fargo Energy Conference, both in New York. So we look forward to seeing many of you over the remainder of the year, and thank you for your continued interest in Cleco.

QUESTION AND ANSWER SESSION CONCLUDED

Forward-Looking Statements

Statements in this communication include “forward-looking statements” about future events, circumstances and results within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including, without limitation, statements containing the words “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and similar expressions, are statements that could be deemed forward-looking statements. These statements are based on the current expectations of Cleco’s management.

Although Cleco believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results and events in future periods to differ materially from Cleco’s expectations and those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close, including the failure to obtain shareholder approval for the proposed merger; (ii) the failure to obtain regulatory approvals required for the merger, or required regulatory approvals delaying the merger or causing the parties to abandon the merger; (iii) the failure to obtain any financing necessary to complete the merger; (iv) risks related to disruption of management’s attention from Cleco’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Cleco and others relating to the merger agreement; (vi) the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; (vii) the fact that actual or expected credit ratings of Cleco or any of its affiliates, or otherwise relating to the merger, may be different from what the parties expect; (viii) the effect of the announcement of the proposed merger on Cleco’s relationships with its customers, operating results and business generally; (ix) the amount of the costs, fees, expenses and charges related to the proposed merger; (x) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Cleco that could interfere with the proposed merger; (xi) future regulatory or legislative actions that could adversely affect Cleco; and (xii) other economic, business and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Cleco. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on any forward-looking statements.

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Cleco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 25, 2014, under the headings Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequently filed Forms 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to Cleco or persons acting on its behalf are expressly qualified in their entirety by the factors identified above. The forward-looking statements represent Cleco’s views as of the date on which such statements were made and Cleco undertakes no obligation to update any forward-looking statements, whether as a result of changes in actual results, change in assumptions, or other factors affecting such statements.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed merger, Cleco will file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement, and may file other relevant documents with the SEC. The definitive proxy statement will be mailed to Cleco’s shareholders. This communication does not constitute a solicitation of any vote or approval. Before making any voting decision, Cleco’s shareholders are urged to read the definitive proxy statement in its entirety when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the definitive proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of the definitive proxy statement, when available, and other relevant documents filed by Cleco with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the definitive proxy statement, when available, and other relevant documents from Cleco’s website at http://www.cleco.com or by directing a request to: Cleco Corporation, P.O. Box 5000, Pineville, LA 71361-5000, Attn: Shareholder Assistance, (800) 253-2652.

Participants in the Solicitation

Cleco and its directors, executive officers and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from the shareholders of Cleco in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Cleco in connection with the proposed merger, which may be different than those of Cleco’s shareholders generally, will be set forth in the proxy statement and other relevant documents to be filed with the SEC. Shareholders can find information about Cleco and its directors and executive officers and their ownership of Cleco’s common stock in Cleco’s definitive proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 14, 2014, and in subsequently filed Form 4s of directors and executive officers filed with the SEC.